Exhibit 10.146

FIRST AMENDMENT TO THE
COMPUWARE CORPORATION AMENDED AND RESTATED
 2007 LONG TERM INCENTIVE PLAN

In accordance with Section 10.6 of the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan (the “Plan”) the Plan is hereby amended by the addition of Section 2.5 “Substituted Options” to read as follows:

2.5            Substituted Options.

(a)            Upon the consummation of the Corporation’s acquisition of dynaTrace software, Inc., certain unvested stock options under the dynaTrace software, Inc. 2007 Stock Incentive Plan (“DynaTrace Options”), as scheduled in the acquisition agreement, are to be cancelled, terminated and converted into Options to purchase the Corporation’s Common Stock under the Plan, using the conversion ratio formula in Code Section 424 and Treasury regulations thereunder (the “Substituted Options”). The Substituted Option Agreements are intended to carry over the terms of the replaced DynaTrace Options without the provision of additional rights and are to be construed and interpreted accordingly. Certain terms in the Substituted Option Agreements shall be more restrictive than the corollary standard or default provisions in the Plan to comply with the carry over provisions of the DynaTrace Options.

(b)            The terms of the Substituted Option Agreements and the application of the Plan to the Substituted Options shall be governed by the laws of the State of Delaware, without regard to the conflict of law provisions, a deviation from the Michigan law governance that applies to other Awards under the Plan.

(c)            For purposes of Substituted Options only, the term “Change in Control” means: (i) the acquisition (other than from the Corporation in one or more transactions by any Person, as defined below, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (A) the then outstanding shares of the securities of the Corporation, or (B) the combined voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Corporation; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Corporation if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Corporation Voting Stock; provided, however, that for purposes of any Substituted Option that constitutes “nonqualified deferred compensation” within the meaning of Code section 409A, the Committee, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code Section 409A. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Corporation and by entities controlled by the Corporation or an underwriter of the Common Stock in a registered public offering.

(d)            Notwithstanding any provisions in the Plan to the contrary, this Section 2.5 shall control for purposes of governing the application of the Plan and Agreements to Substituted Options.

IN WITNESS WHEREOF, this Compuware Corporation Amendment has been executed on behalf of the Corporation on this 1st day of July, 2011.

COMPUWARE CORPORATION

By:	/s/ Daniel S. Follis, Jr.
Its: General Counsel & Secretary